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                                                                   Exhibit 10(s)

ENESCO GROUP, INC.
ROA INCENTIVE PROGRAM 2003
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The ROA Incentive Plan provides bonus opportunities for all exempt and non-exempt employees. The ROA Incentive Plan is based entirely on company profitability. The two financial measures that will be used are:

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
-  Operating Income as a % of Sales       50%
-  Return on Assets                       50%
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If Enesco meets its financial goals in these two categories, employees will earn a bonus that is calculated as a % of their W-2 base earnings. Employee's bonus opportunity amount depends on the employee's position in the company and Enesco's attainment of goals.

Eligibility:      To be eligible for the award you must be employed by September
                  30 of the current year. If hired during the calendar year, the incentive award will be pro-rated based on months employed. If salary adjustments occur during the calendar year, the award will be pro-rated. Employees must be active full-time through the end of the year to be eligible for the annual incentive award.

                  ROA payouts will be made during the lst quarter of the following year.

Enesco may at anytime and from time to time, amend, modify or suspend this plan with/without prior notice.